UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             THE WARNACO GROUP, INC.
................................................................................
                                (Name of Issuer)

                                  Common Stock
................................................................................
                         (Title of Class of Securities)

                                    934390402
................................................................................
                                 (CUSIP Number)

                                February 4, 2003

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  934390402

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    1)   Names of Reporting Persons.....................THE BANK OF NOVA SCOTIA
         I.R.S. Identification Nos. of above
         persons (entities only).................................Not Applicable

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    2)   Check the Appropriate Box if a Member Of a Group (See Instructions)

         [  ] (a)
         [  ] (b)

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    3)   SEC Use Only

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    4)   Citizenship or Place of Organization............................CANADA

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                    (5)  Sole Voting Power............................4,407,211
    Number of
    Shares         ------------------------------------------------------------
    Beneficially
    Owned           (6)  Shared Voting Power..................................0
    by
    Each           ------------------------------------------------------------
    Reporting
    Person          (7)  Sole Dispositive Power ......................4,407,211
    with
                   ------------------------------------------------------------

                    (8)  Shared Dispositive Power.............................0

                   ------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting
         Person.......................................................4,407,211

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    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares...[ ]

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    11)  Percent of Class Represented by Amount in Row (9) ...............9.79%

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    12)  Type of Reporting Person (See Instructions) ........................CO


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


Item 1. (a)  Name of Issuer:

         The Warnaco Group, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

         90 Park Avenue,
         New York, New York 10016

Item 2. (a)  Name of Person Filing:

         The Bank of Nova Scotia ("Scotiabank")

        (b)  Address of Principal Business Offices or, if none, Residence:

        The Bank of Nova Scotia
        Attention:  Group Compliance
        44 King Street West
        Toronto, Ontario, Canada M5H 1H1

        (c)  Citizenship:

        Organized under the laws of Canada

        (d)  Title of Class of Securities

        Common stock

        (e)  CUSIP Number:

        934390402

Item 3. Filing Category

        Not applicable

Item 4. Ownership

        (a) Amount beneficially owned:................................4,407,211
        (b) Percent of class:.........................................9.79%
        (c) Number of shares as to which the person has:
               (i)   Sole power to vote or direct the vote........... 4,407,211
               (ii)  Shared power to vote or direct the vote......... 0
               (iii) Sole power to dispose or direct the
                     disposition of ................................. 4,407,211
               (iv)  Shared Power to dispose of direct the
                     disposition of.................................. 0


Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

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

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable



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


Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2003

                                       THE BANK OF NOVA SCOTIA



                                       By:     /s/ David Smith
                                               ---------------
                                       Name:   David Smith
                                       Title:  Vice-President, Group Compliance



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